Exhibit 99.1

Contact: Richard T. Riley Chairman and CEO (781) 251-4101
\FOR IMMEDIATE RELEASE\
Paul McMahon Director, Corporate Communications (781) 251-4130

LOJACK CORP. REPORTS RESIGNATION OF CFO

Westwood, MA. – May 28--LoJack Corporation (NASDAQ NMS: “LOJN”), the leading provider of tracking and recovery systems for stolen mobile assets, announced today that Michael Umana has resigned as Chief Financial Officer effective September 30, 2008 to pursue other opportunities. Mr. Umana will remain Chief Financial Officer through the end of September and will manage the transition process along with Ronald V. Waters, President and Chief Operating Officer and Richard T. Riley, Chairman and Chief Executive Officer.

Richard T. Riley said “Mike has been an integral part of LoJack’s senior management team since joining the company in 2006.  He has been instrumental in strengthening our financial controls and developing state of the art financial management and reporting systems, while contributing his strategic insight to our efforts to diversify the LoJack business.”

“LoJack is a great company with a well known brand and much promise. My decision to leave was not an easy one and I am fully committed to ensuring a smooth transition takes place over the next several months,” said Mr. Umana.

About LoJack Corporation
LoJack Corporation, the company that invented the stolen vehicle recovery market, leverages its superior technology, direct connection with law enforcement and proven processes to be the global leader in tracking and recovering valuable mobile assets.  The company’s Stolen Vehicle Recovery System delivers a 90 percent success rate in tracking and recovering stolen cars and trucks and has helped recover more than $4 billion in stolen LoJack-equipped global assets.  The system is uniquely integrated into law enforcement agencies in the United States that use LoJack's in-vehicle tracking equipment to recover stolen assets, including cars, trucks, commercial vehicles, construction equipment and motorcycles.  Today, LoJack operates in 26 states and the District of Columbia, and in more than 30 countries throughout Europe, Africa, North America, South America and Asia.  Visit www.lojack.com.